CONTACT:  E.L. Parker                                  EXHIBIT 99A
          Vice President and Treasurer
          (908) 277-8059

     BARD TO SELL ITS GLOBAL CORONARY CATH LAB BUSINESS TO
         ARTERIAL VASCULAR ENGINEERING FOR $600 MILLION

MURRAY HILL, NJ -- July 9, 1998 - C. R. Bard, Inc. (NYSE-BCR) announced today that it has agreed to sell its global coronary cath lab business (angioplasty and angiography) to Arterial Vascular Engineering, Inc. (NASDAQ-AVEI) for $600 million. Bard reported worldwide sales of coronary angioplasty and angiography products of approximately $215 million in 1997. The coronary cath lab business includes manufacturing plants in Billerica, Massachusetts and Galway, Ireland as well as approximately 1900 employees worldwide.

The sale of this business represents another step in a series of strategic initiatives being pursued by the company to enhance Bard's operating performance and shareholder value. These initiatives, announced in April 1997, began with Bard's plans to restructure its manufacturing operations and will continue through the balance of 1998 as the company further considers strategic alternatives for its remaining coronary vascular businesses and takes any additional steps necessary to improve efficiencies in both manufacturing and operations globally.

In connection with the sale of its coronary cath lab business, Bard will receive $550 million in cash with the balance of the purchase price being working capital retained by Bard. Additionally, Bard will enter into an Intellectual Property License Agreement and long-term Product and Materials Supply Agreements with AVE. The Agreements provide for (i) Bard to retain non-exclusive rights for non-coronary applications of the technologies protected by the coronary cath lab patents to be transferred to AVE and (ii) AVE to obtain non-exclusive rights for coronary applications of certain other technologies.

Bard started in the interventional cardiology business in 1966 and pioneered balloon angioplasty in the United States in 1978. The strength of Bard's intellectual property portfolio was validated with the $100 million payment from Guidant Corporation announced on April 6, 1998, for the settlement of several infringement claims and the grant of patent licenses.

William H. Longfield, chairman and chief executive officer, said, "The decision to divest our angioplasty and angiography product lines reflects the implementation of our strategy to focus resources on businesses where Bard can be the market leader. We believe that this transaction is in the best interests of our shareholders and the affected employees." Longfield noted that, "the cash sale announced today reflects gross proceeds for this business of nearly three times 1997 sales." Longfield continued, "I am grateful to so many dedicated employees for their outstanding contributions to Bard's growth in interventional cardiology and want to thank them and wish them well as they prepare to join AVE."

                            - more -

Bard to Sell its Global Coronary Cath Lab Business
July 9, 1998

The majority of the net proceeds of the sale will be targeted for the repurchase, from time-to-time, of up to 10 million shares of common stock. An appropriate amount will be reserved for debt reduction and strategic investments and acquisitions in the company's four emphasis product groups: peripheral vascular, urology, oncology and surgical specialties. Longfield noted, "We now have the financial and strategic flexibility to reinvest in Bard's businesses with major market leadership positions and enhance the profitability and growth profile of the company."

Completion of the sale is subject to standard government and regulatory approvals. Closing of the sale is anticipated to occur within 60 days.

C. R. Bard, Inc., headquartered in Murray Hill, New Jersey, is a leading multinational developer, manufacturer and marketer of health care products.


This press release contains forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Management refers the reader to Bard's 1997 Form
10-K for a detailed statement with regard to forward-looking statements.

                              * * *